FIRST AMENDMENT TO ROPER TECHNOLOGIES, INC.
DIRECTOR COMPENSATION PLAN (which was effective June 14, 2021)

This First Amendment to the Roper Technologies, Inc. Director Compensation Plan (the “Plan”) is made effective on June 9, 2025.

Schedule I of the Plan shall be amended and restated as set forth below:

DIRECTOR COMPENSATION SCHEDULE

Base Annual Cash Retainer (all Directors): $60,000.

A Non-Employee Director may elect to accept all of her/his base annual cash retainer for the Plan Year in a Stock-Based Award by making an election within fifteen trading days following the release of second quarter earnings of the then current calendar year. The number of shares associated with the Stock-Based Award shall be calculated using the closing price of the Stock (rounded down to the nearest share) on the respective date of grant. Fifty percent of Stock-Based Award, valued at $30,000, shall be granted on September 15th (or, if September 15th is not a trading day, the closest trading day to September 15th) and the remaining fifty-percent of the Stock-Based Award, valued at $30,000, shall be granted on March 15th (or, if March 15th is not a trading day, the closest trading day to March 15th). Such Stock-Based Awards shall be vested at the time of the award.

Supplemental Annual Cash Retainers:
Chair of Audit Committee: $5,000
Chair of Compensation Committee: $5,000
Chair of Nominating and Corporate Governance Committee: $5,000
Independent Chair of the Board: $125,000

A Non-Employee Director may elect to accept all of her/his supplemental annual cash retainer for the Plan Year in a Stock-Based Award by making an election within fifteen trading days following the release of second quarter earnings of the then current calendar year. The number of shares associated with the Stock-Based Award shall be calculated using the closing price of the Stock (rounded down to the nearest share) on the respective date of grant. Fifty percent of Stock-Based Award, valued at fifty-percent of the applicable retainer, shall be granted on September 15th (or, if September 15th is not a trading day, the closest trading day to September 15th) and the remaining fifty-percent of the Stock-Based Award, valued at fifty-percent of the applicable retainer) shall be granted on March 15th (or, if March 15th is not a trading day, the closest trading day to March 15th). Such Stock-Based Awards shall be vested at the time of the award.

Meeting Fees:

There are no fees for Board meetings or Committee meetings.

Annual Award of Restricted Stock Units or Restricted Stock:

The number of RSUs or Shares of Restricted Stock that equal an economic value of $385,000 measured by using the closing price for the Stock on the date of grant (rounded down to the nearest share).

All other terms and conditions of the Plan shall remain in full force and effect.
    /s/ John K. Stipancich
    John K. Stipancich
    Corporate Secretary